Certificate Amending Articles of Incorporation

                                     of

                               Goldstrike Inc.

The undersigned, being the original Incorporator of Goldstrike Inc., a Nevada Corporation, hereby certifies that there being no stock issued, whereby a unanimous vote of the Incorporators at a meeting held on September 29, 2003, it was agreed that this Certificate Amending Articles of Incorporation be filed.

The undersigned certifies that the original Articles of Incorporation of Goldstrike Inc. were filed with the Secretary of State of Nevada on June 6, 2003. The undersigned further certifies that the Fourth Article of the original Articles of Incorporation filed on June 6, 2003 herein is amended to read as follows:

                                 Fourth Article

Fourth. That the total number of common stock authorized that may be issued by the Corporation is seventy five million (75,000,000) shares of stock with a par value of one tenth of one cent ($0.001) per share and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.


The undersigned hereby certifies that he did on this September 29, 2003, execute this Certificate Amending Articles of Incorporation heretofore filed with the Secretary of State of Nevada.


By: /s/ Daniel A. Kramer
-----------------------------
Daniel A. Kramer,Incorporator